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Release:     February 9, 2000


Contact:     Robert Murray
             615-316-5270
             bmurray@magnetek.com
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MAGNETEK INC. EXTENDS STOCKHOLDER RIGHTS PLAN AND TERMINATES EXECUTIVE DEFERRED
COMPENSATION PLAN

NASHVILLE, TN, FEBRUARY 9, 2000 - MagneTek, Inc. (NYSE: MAG) today announced that its Board of Directors has approved a two-year extension of the Company's existing stockholder rights plan. The Company's stockholder rights plan was scheduled to expire on March 3, 2000, and the amendment provides that the plan will instead expire on March 3, 2002.

In addition, the company announced the termination of the MagneTek, Inc. Deferral Investment Plan, a non-qualified deferred compensation plan under which a portion of an employee's regular salary and bonus could be withheld, thereby deferring taxation until a later time. A number of current and former executives received cash payouts of such deferred compensation as a result of the plan termination. Although these transactions are being filed on Form 4 with the Securities and Exchange Commission, they do not represent sales of MagneTek stock; in fact, MagneTek has been ranked by First Call/Thompson Financial as being among the top 10 companies in terms of net increase in stock purchased by insiders during the most recent reporting period, according to The Wall Street Journal (February 2, 2000).

MagneTek designs and manufactures electronic power products for communications, industrial and building systems, data processing and imaging. Listed on the New York Stock Exchange (NYSE: MAG), the company operates 11 research and manufacturing facilities in North America, two in Europe and one in China, employs approximately 8,000 people, and reported revenues of $662 million for its 1999 fiscal year.